Exhibit 16.1
November 16, 2005
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
Commissioners:
We have read the statements made by the Campbell Soup Company Savings Plus Plan for Salaried Employees and the Campbell Soup Company Savings Plus Plan for Hourly-Paid Employees (collectively, the “Savings Plans”) (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Savings Plans’ Form 8-K report dated November 16, 2005. We agree with the statements concerning our firm in such Form 8-K.
Very truly yours,
/s/ Siegfried & Schieffer, LLC
Siegfried & Schieffer, LLC

5